TANDYCRAFTS, INC.
                              1400 EVERMAN PARKWAY
                             FORT WORTH, TEXAS 76140

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                NOVEMBER 13, 1996

To the Stockholders of Tandycrafts, Inc.:

     The Annual Meeting of Stockholders of Tandycrafts, Inc. will be held on Wednesday, November 13, 1996 at 9:30 a.m., Central Time, at the Diamond Club at The Ballpark, located at 1000 Ballpark Way, Arlington, Texas 76011, for the following purposes:

     (1) To elect directors to serve for the ensuing year and until successors are duly elected; and

     (2) To transact such other business as may properly come before the meeting or any adjournment thereof.

     The transfer books will not be closed. The date fixed by the Board of Directors as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting is the close of business on September 16, 1996.

                              By order of the Board of Directors,




                              Russell L. Price
                              Secretary



Fort Worth, Texas
September 30, 1996



IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THIS MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOU MAY, IF YOU WISH, WITHDRAW YOUR PROXY AT ANY TIME PRIOR TO THE TIME IT IS VOTED AND VOTE YOUR SHARES PERSONALLY.


                                TANDYCRAFTS, INC.
                              1400 EVERMAN PARKWAY
                             FORT WORTH, TEXAS 76140


                                 PROXY STATEMENT



                 SOLICITATION OF PROXY AND REVOCABILITY OF PROXY


     This Proxy Statement is furnished to the stockholders of Tandycrafts, Inc., a Delaware Corporation (the "Corporation"), in connection with the solicitation by the Board of Directors of the Corporation (the "Board") of proxies for use at the Annual Meeting of Stockholders to be held on November 13, 1996, or any adjournment thereof (the "Annual Meeting"). This Proxy Statement and the enclosed proxy card were first sent to the stockholders of the Corporation on or about October 3, 1996.

     The cost of preparing, assembling and mailing this Proxy Statement, Notice of the Annual Meeting and the enclosed Proxy, is to be borne by the Corporation. In addition to the solicitation of Proxies by use of the mails, the Corporation may utilize the services of some of its officers and regular employees (who will receive no compensation therefor in addition to their regular salaries) to solicit proxies personally and by telephone or other means of communication.
The Corporation may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy materials to their principals, and will reimburse such persons for their reasonable expenses in so doing.

     Giving the Proxy will not in any way affect the stockholder's right to attend the meeting and to vote in person, or his or her right to revoke the Proxy at any time before it is exercised, by giving written notice of revocation to the Secretary of the Corporation prior to the meeting at the above address or at the meeting at The Diamond Club at the Ballpark, 1000 Ballpark Way, Arlington, Texas 76011.

                        RECORD DATE AND VOTING SECURITIES

     Only holders of the Corporation's $1.00 par value common stock (the "Common Stock") of record as of the close of business on September 16, 1996, will be entitled to vote on matters presented at the meeting. At the close of business on that date there were outstanding 12,331,604 shares of Common Stock, with each share having one vote on each matter to be acted upon at the meeting.

     The presence in person or by proxy of the holders of a majority of the Corporation's outstanding shares of Common Stock will constitute a quorum. The affirmative vote of a plurality of the shares represented at the Annual Meeting, in person or by proxy, will be necessary for the election of directors. The affirmative vote of a majority of the shares represented at the Annual Meeting, in person or by proxy, will be necessary to approve and for the taking of all other actions which may properly come before the Annual Meeting.

     All shares of Common Stock represented by properly executed Proxies will be voted at the Annual Meeting in accordance with the directions marked on the Proxies, unless the Proxies have previously been revoked. If no directions are indicated on the Proxies, they will be voted "For" each of the proposals before the Annual Meeting. If any other matters are properly presented at the Annual Meeting for action, which is not presently anticipated, the Proxy holders will vote the Proxies (which confer discretionary authority upon the holder to vote on such matters) in accordance with their best judgment. Any stockholder present (including a holder whose shares are deemed present by a broker non-vote) at the Annual Meeting, but who abstains from voting, will be counted as present for purposes of determining whether a quorum exists. With respect to all matters other than the election of directors, an abstention (or broker non-vote) has the same effect as a vote against the proposal.

                      PROPOSAL 1:    ELECTION OF DIRECTORS

     Six directors are to be elected at this Annual Meeting to hold office until the next Annual Meeting of Stockholders and until their successors are elected and have qualified. The Board of Directors recommends a vote for the election of the listed director nominees. It is the intention of the persons named in the accompanying proxy to vote for the nominees listed below unless authority to do so is withheld. All nominees have indicated their willingness to serve for the ensuing term but if any nominee is unable to or should decline to serve as a director at the date of the Annual Meeting, it is the intention of the persons named in the Proxy to vote for such other person or persons as they in their discretion shall determine.

NOMINEES                         AGE  DIRECTOR SINCE
- --------                         ---  --------------
B. Franklin Bigger               54       1988
R.E. Cox, III                    63       1985
Joe K. Pace                      51       1986
Robert Schutts                   74       1975
Sheldon Stein                    43       1995
Michael J. Walsh                 55       1992


               INFORMATION CONCERNING THE BOARD AND ITS COMMITTEES

MR. BIGGER has served as the Chief Executive Officer of the Frames and Framed Art division since January 16, 1995. Mr. Bigger served as President of Magee Company, a division of the Corporation, from 1976 to 1995, Vice President and General Manager of Magee Company from 1972 to 1976 and Vice President of Sales from 1970 to 1972. Mr. Bigger also serves on the Board of Directors of the Bank of Pocahontas, Pocahontas, Arkansas.

MR. COX has served as Chairman of the Corporation since February, 1992. For more than the past five years, Mr. Cox has served as President of R.E. Cox Realty Company, Fort Worth, Texas; the General Partner of Sav-On Development Company, Fort Worth; and has been the Co-Owner of Ofco Office Furniture, Fort Worth and of Berry Street Realty Company, Fort Worth. From 1977 to 1982, Mr. Cox served as Chairman of the Board of R.E. Cox and Company Department Stores, Fort Worth. Mr. Cox is also a director on the Boards of Millers Group Companies and KBK Capital Corporation.

MR. PACE has been the President of J.C. Pace & Company and J.C. Pace Holding Company, Fort Worth, Texas for over five years. Other business interests include Traders Village, Ltd. in Dallas/Fort Worth; Trader Village Houston, Inc.; Kimbell, Inc., Fort Worth; Anderson International Corp., Cleveland, Ohio; W.C. Cantrell Co., Fort Worth; Automatic Laundry Co., Denver, Colorado; M/System Super Markets, West Texas; TA Ranch, Saratoga, Wyoming.

MR. SCHUTTS has been Vice President of Royer & Schutts Inc., an office furniture company, Fort Worth, Texas for over five years.

MR. STEIN has been the Senior Managing Director and Head of the Southwestern Corporate Finance Department for Bear, Stearns & Co. Inc. since 1989. Mr. Stein joined Bear Stearns in 1986 and prior to that was a partner with the law firm of Hughes & Luce, LLP. Mr. Stein is also a director of The Men's Wearhouse, Inc., Cinemark USA, Inc., AMRE, Inc., Fresh America Corp., RAC Financial Group, Inc. , Cellstar Corporation and Jerell, Inc.

MR. WALSH has served as President and Chief Executive Officer of the Corporation since April 1996. Previously, he served as Executive Vice President and Chief Financial Officer of the Corporation from August 1992 until July 1996 and as General Counsel and Secretary since 1983. He also served as Vice President from 1986 to 1992.



BOARD COMMITTEES

     The Board of Directors of the Corporation met ten (10) times during fiscal year 1996. All Directors were present at each meeting of the Board and each Committee on which he or she served.

     The Board of Directors has an Audit Committee currently composed of Messrs. Cox, Pace, Schutts and Stein. On June 17, 1996, Mr. Stein was added to the Audit Committee. The Audit Committee is primarily concerned with the effectiveness of the Corporation's accounting policies and practices, financial reporting, and internal controls. The Audit Committee reviews and approves the scope of the annual examination of the books and records of the Corporation and reviews the findings and recommendations of the outside auditors on completion of the audit; considers the organization, scope and adequacy of the Corporation's internal controls function; monitors the extent to which the Corporation has implemented changes recommended by the independent auditors or the Audit Committee; and provides over-sight with respect to accounting principles employed in the Corporation's financial reporting. The Audit Committee, comprised entirely of non-employee Directors, met two (2) times during the past fiscal year.

     The Board of Directors has a Compensation Committee currently composed of Mrs. Smith and Messrs. Cox, Pace, Schutts, Stein and Walsh. On April 12, 1996, Mr. Roy resigned from the Compensation Committee and was replaced by Mr. Walsh. On June 17, 1996, Mr. Stein and Mr. Cox were added to the Compensation Committee. The principal functions of the Compensation Committee are to review and make recommendations to the Board of Directors concerning compensation plans for officers and appointments and promotions to executive positions at the corporate level. The Compensation Committee met one (1) time during fiscal year 1996.

     The Board of Directors has a Nominating Committee currently composed of Messrs. Cox, Schutts and Walsh. On April 12, 1996, Mr. Roy resigned from the Nominating Committee and was replaced by Mr. Walsh. The Nominating Committee reviews and makes recommendations to the Board of Directors with respect to candidates for directors of the Corporation, compensation of directors and assignments of directors to committees of the Board. The Nominating Committee met one time during fiscal year 1995. Stockholders who wish to suggest nominees for election at the 1997 Annual Meeting should submit their suggestion in writing to the Nominating Committee no later than June 2, 1997 to the Secretary of the Corporation.

     The Board of Directors also formed a temporary Progress Committee on April 18, 1996. The temporary Progress Committee is composed of Messrs. Cox, Pace, Schutts, Stein and Walsh. The principal functions of the Progress Committee are to discuss strategic and operational issues relating to the Company and to monitor the progress of the Company's restructuring program. The Progress Committee met twice during fiscal year 1996.

DIRECTOR COMPENSATION

     For fiscal 1996, directors who were not full time employees of the Corporation or its subsidiaries were paid an annual retainer of $15,000 and a fee of $1,000 for each Board meeting and each committee meeting attended ($1,500 per meeting for Chairperson). Employees of Tandycrafts who are also directors do not receive additional compensation for their services as directors or committee members. As approved on November 10, 1993, each non-employee director also received a grant of a stock option for 60,000 shares under the Tandycrafts, Inc. 1992 Director Stock Option Plan. Mr. Stein was granted stock options for 60,000 shares upon becoming a director in December 1995.



                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

     The following table sets forth information based upon the records of the Corporation and filings with the Securities and Exchange Commission as of September 1, 1996, with respect to the ownership of the Corporation's Common Stock by each person known to be the beneficial owner of more than five percent (5%) of the outstanding Common Stock of the Corporation, each director and nominee, each executive officer named in the Summary Compensation Table and the total shares owned by all directors and executive officers as a group.

                                                                AMOUNT AND
                                                                  NATURE
NAME AND ADDRESS OF                                            OF BENEFICIAL  PERCENT OF
BENEFICIAL OWNER                                                OWNERSHIP(1)    CLASS
- -------------------                                            -------------  ----------
B. Franklin Bigger                                              168,689(2)       1.37%
R.E. Cox, III                                                    62,700(3)         *
Joe K. Pace                                                      61,300(4)         *
Jerry Roy                                                       160,307(5)       1.30%
Robert Schutts                                                  161,836(6)       1.31%
Carol Smith                                                      33,327(7)         *
Sheldon Stein                                                    20,000(8)         *
Michael J. Walsh                                                197,579(9)       1.60%
James D. Allen                                                   20,523(10)        *
All Executive Officers and Directors as a group (9 persons)     886,261(11)      7.19%
Tandycrafts Investment Plan                                     259,420          2.10%
Tandycrafts, Inc. Employee Stock Ownership Plan               4,334,857(12)     35.15%
The T.C.W. Group, Inc.                                          677,000(13)      5.49%

- --------------------
(1) Shares are deemed to be "beneficially owned" by a person if such person, directly or indirectly, has or shares (i) the power to vote or direct the voting of such shares, or (ii) the power to dispose or direct the disposition of such shares. In addition, a person is deemed to beneficially own any shares for which voting or investment power may be acquired within 60 days pursuant to options or other rights.

(2) Includes 52,005 shares held by the Tandycrafts, Inc. Employee Stock Ownership Plan (the "ESOP"), over which Mr. Bigger has voting power but not investment power, and 4,420 shares in the ESOP Benefit Restoration Plan. Also includes 42,000 exercisable shares under option granted pursuant to Tandycrafts, Inc. 1992 Stock Option Plan.

(3) Includes 50,000 exercisable shares under option granted pursuant to Tandycrafts, Inc. 1992 Director Stock Option Plan.

(4) Includes 50,000 exercisable shares under option granted pursuant to Tandycrafts, Inc. 1992 Director Stock Option Plan.

(5) Includes 48,352 shares held by the Corporation's ESOP, over which Mr. Roy has voting power but not investment power and 8,225 in the ESOP Benefit Restoration Plan. Also includes 2,941 shares owned by Mr. Roy's spouse and daughter.

(6) Includes 50,000 exercisable shares under option granted pursuant to Tandycrafts, Inc. 1992 Director Stock Option Plan.

(7) Includes 8,334 shares held by the Corporation's ESOP, over which Mrs. Smith has voting power but not investment power. Also includes 14,997 shares held by the Corporation's ESOP in the name of Mrs. Smith's spouse. Includes 6,000 exercisable shares under option granted to Mrs. Smith and 3,000 exercisable shares under option granted to Mrs. Smith's spouse, which will both be forfeited in September, 1996.

(8) Includes 20,000 exercisable shares under option granted pursuant to Tandycrafts, Inc. 1992 Director Stock Option Plan.

(9) Includes 45,442 shares held by the Corporation's ESOP, over which Mr. Walsh has voting but not investment power and 5,437 shares in the ESOP Benefit Restoration Plan. Also includes 74,000 exercisable shares under options granted pursuant to Tandycrafts, Inc. 1992 Stock Option Plan.

(10) Includes 8,523 shares held by the Corporation's ESOP, over which Mr. Allen has voting but not investment power. Also includes 12,000 exercisable shares under option granted pursuant to Tandycrafts, Inc. 1992 Stock Option Plan.

(11) Excludes an aggregate of 259,420 shares owned by Tandycrafts Investment Plan of which Messrs. Allen and Walsh share investment power and voting power as members of the Administrative Committee of the Plan.

(12) As of September 16, 1996, a total of 4,334,857 shares of Tandycrafts, Inc. Common Stock were held in the Corporation's ESOP, which was formed prior to December 31, 1987 to replace the Tandycrafts Employee Deferred Salary and Investment Plan which was suspended as of that date. Each participant in the ESOP is entitled to direct the Trustee with respect to the voting of the Common Stock allocated to his or her account. If a participant does not direct the Trustee with respect to the voting of the shares of his or her account, such shares will be voted in the discretion of the Trustee.

(13) Based on a Schedule 13G, dated February 12, 1996, the T.C.W. Group, Inc., a Nevada Corporation, located at 865 Figueroa St., Los Angeles, CA 90017, and Robert Day, located at 200 Park Avenue, Suite 2200, New York, NY 10166, hold sole voting and dispositive power over 677,000 shares of the Corporation's Common Stock.

* Less than 1%.


             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation's directors, executive officers, and persons who own more than 10% of the Corporation's Common Stock, to file with the Securities and Exchange Commission ("SEC") reports of ownership and changes of ownership of the Common Stock. Directors, executive officers, and greater-than-10% stockholders are required by SEC regulations to furnish the Corporation with copies of all such
Section 16(a) reports. Based solely on review of the copies of such reports furnished to the Corporation or written representations, the Corporation believes that all filing requirements applicable to the Corporation's directors, executive officers and greater-than-10% stockholders were complied with except that Mr. R.E. Cox, III reported two Form 4 transactions on a Form 5 approximately one month late and that Mr. Jerry L. Roy filed his Form 5 approximately one month late.

                             EXECUTIVE COMPENSATION

   The following table sets forth a summary of the compensation paid during the past three fiscal years for services in all capacities to the Corporation and its subsidiaries of those persons who at June 30, 1996 were the Corporation's chief executive officer and the four other most highly paid executive officers of the Corporation whose salary and bonus exceeded $100,000 for the year ended June 30, 1996.



SUMMARY COMPENSATION TABLE

                                                                                      LONG-
                                                                                      TERM
                                                                                     COMPEN-
                                                       ANNUAL COMPENSATION           SATION
                                               ---------------------------------    --------
                                                                                    NUMBER OF
                                                                        OTHER      SECURITIES        ALL
                                     FISCAL                            ANNUAL      UNDERLYING       OTHER
NAME AND PRINCIPAL POSITION           YEAR     SALARY    BONUS(5)   COMPENSATION   OPTIONS(6)  COMPENSATION(7)
- ---------------------------          ------    ------    --------   ------------   ----------  ---------------
Jerry L. Roy(1)                       1996    $147,353      -0-          (4)          -0-         $286,855
 Former President and Chief           1995    $157,500   $204,945        (4)          -0-         $ 51,406
 Executive Officer                    1994    $150,000   $225,000        (4)        150,000       $ 40,516

Michael J. Walsh(2)                   1996    $137,813   $ 89,450        (4)          -0-         $ 20,791
 President and Chief                  1995    $131,250   $170,787        (4)          -0-         $ 42,119
 Executive Officer                    1994    $125,000   $187,500        (4)        130,000       $ 33,865

B. Franklin Bigger                    1996    $ 80,000   $260,091        (4)          -0-         $ 29,814
 Director and Chief Executive         1995    $ 80,000   $214,508        (4)          -0-         $ 31,808
 Officer of Frames and                1994    $ 80,743   $161,284        (4)         70,000       $ 33,045
 Framed Art Division

James D. Allen(3)                     1996    $ 92,610   $ 17,890        (4)          -0-         $ 10,348
 Executive Vice President and         1995    $ 88,200   $ 34,157        (4)          -0-         $ 17,445
 Chief Financial Officer              1994    $ 84,000   $ 37,500        (4)         25,000       $ 13,652

- --------------------
(1) Mr. Roy resigned as President and Chief Executive Officer effective April 12, 1996. Mr. Roy's All Other Compensation column includes severance-related compensation in the amount of $263,375.

(2) Mr. Walsh was named Acting President and Chief Executive Officer effective April 12, 1996. Effective July 9, 1996 Mr. Walsh was appointed as President and Chief Executive Officer.

(3) Mr. Allen, 36, became an executive officer on November 10, 1993. Effective July 9, 1996, Mr. Allen was named Executive Vice President and Chief Financial Officer.

(4) None of the named executive officers received Other Annual Compensation in excess of the lesser of $50,000 or 10% of combined salary and bonus for each fiscal year.

(5) Bonus figures reflect the bonus earned during the represented fiscal year, although such bonus is paid during the next fiscal year.

(6) No options were granted to these executive officers during fiscal years 1995 and 1996. Totals for fiscal year 1994 include options granted during fiscal year 1993 but repriced during fiscal year 1994. Options granted during fiscal year 1994 are as follows: 20,000 to Mr. Roy, 20,000 to Mr. Walsh and 15,000 to Mr. Allen.

(7) Consists of contributions to the Employee Stock Ownership Plan (ESOP) by the Corporation on behalf of the named executive officers, contributions to the ESOP Benefit Restoration Plan and certain life insurance premiums paid by the Corporation. The 1994 totals for Messrs. Bigger, Roy and Walsh have been amended due to certain amendments to the ESOP Benefit Restoration Plan, as discussed below in the section relating to the Tandycrafts, Inc. ESOP Benefit Restoration Plan.




REPORT OF COMPENSATION COMMITTEE

     The Compensation Committee is responsible for developing and implementing a compensation program that is designed to attract, motivate, reward and retain the broad-based management talent required to achieve the Corporation's corporate objectives and to increase stockholder value. The Committee believes that corporate performance and, in turn, stockholder value will be enhanced by a compensation system which supports and reinforces the Corporation's key operating and strategic goals while aligning the financial interests of the Corporation's executive officers with those of the stockholders. For executive officers, the Corporation relies on an annual incentive program and has created a stock option program to align the executives' financial interests with those of stockholders.

    The Corporation's compensation program for executive officers consists of a base salary, an annual incentive bonus program and a stock option program. The base salary and annual incentive bonus program components of the compensation program in effect for fiscal year 1996 were put in place with the change in executive management of the Corporation in August 1992. The stock option component of the compensation program was adopted by the Board of Directors in November 1992 and approved by the stockholders at the November 10, 1993 Annual Meeting.

    Under the fiscal year 1996 compensation program, the percentage increase in base salary for executive officers is commensurate with the average annual percentage wage increase for all employees of the Corporation. The annual incentive bonus program for executive officers is the principal short-term incentive compensation program of the Corporation. Cash bonuses are paid following the conclusion of the Corporation's fiscal year. These cash bonus awards are based upon the extent to which the Corporation meets or exceeds specified pretax profit thresholds designated by the Committee at the beginning of the Corporation's fiscal year. The Committee establishes a threshold, target and maximum bonus payable for specified levels of pretax profits for each executive officer. The minimum and maximum bonus amount for each executive officer is equal to 50% and 150%, respectively, of the target bonus amount. Based on the Company's performance for fiscal 1996, the bonus amounts included in the Summary Compensation Table for fiscal year 1996 were approximately the minimum bonus that could be earned under the plan.

    The Corporation's long-term incentive program is a stock option program under which the Committee reviews and recommends proposed grants of long-term incentive compensation in the form of stock options. The Committee considers stock options to be an important means of insuring that executive officers maintain their incentive to increase the profitability of the Corporation and the value of its Common Stock. Because the value of stock options is entirely a function of the value of the Corporation's Common Stock, the Committee believes that this component of the Corporation's compensation policy aligns the interests of executive officers with those of the Corporation's stockholders and will enhance the value of the Common Stock for all stockholders.

    The Committee determined the compensation of Jerry L. Roy, former Chief Executive Officer, and Michael J. Walsh, present Chief Executive Officer, for the fiscal year ended June 30, 1996 in a manner consistent with the guidelines described above.

               Compensation Committee        R.E. Cox, III
                                             Joe K. Pace
                                             Robert Schutts
                                             Carol Smith
                                             Sheldon Stein
                                             Michael J. Walsh


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Carol Smith, former Operations Manager of Joshua's Christian Stores, a subsidiary of the Corporation, serves as member of the Compensation Committee of the Board of Directors. Until April 12, 1996, Mr. Jerry L. Roy served as a member of the Compensation Committee and as Chief Executive Officer. After April 12, 1996, Mr. Roy was succeeded in both positions by Mr. Michael J. Walsh. Mr. Cox and Mr. Schutts, who serve on the Compensation Committee, are beneficiaries of certain leases with Sav-On, Inc. and Joshua's Christian Stores, as further described herein in the Transactions with Management and Directors section.

EMPLOYEE STOCK OWNERSHIP PLAN

     Under the Tandycrafts, Inc. Employee Stock Ownership Plan (the "ESOP"), an eligible employee may elect to defer 5% of his or her wages as a salary reduction contribution. The Corporation in turn contributed an amount equal to 200% of the employee's contribution. Beginning July 1, 1996, the Contribution of the Corporation was reduced to 100% of the Employee's Contribution. All contributions are currently invested in the form of Common Stock of the Corporation. Generally, all contributions by the Corporation become 100% vested and nonforfeitable upon the completion of five (5) years of credited service. Participation in the Tandycrafts Employee Deferred Salary and Investment Plan (the "Prior Plan") is counted in determining years of service. Generally, upon retirement, death or termination of employment, the value of the employee's account may be paid out in a lump sum, in installments payable generally over a period of five (5) years or may be deferred until retirement age in a combination of cash or securities. Officers and directors who are employees participate on the same terms as other employees.

TANDYCRAFTS, INC. ESOP BENEFIT RESTORATION PLAN

     The Board approved the Tandycrafts, Inc. ESOP Benefit Restoration Plan (the "Benefit Restoration Plan") during 1993. The Benefit Restoration Plan covers a select group of the Corporation's management or highly compensated employees (the "Plan Participants"). The Benefit Restoration Plan restores to certain Plan Participants benefits lost under the Tandycrafts, Inc. Employee Stock Ownership Plan because of certain limitations imposed by the Internal Revenue Code. During fiscal year 1995, the Benefit Restoration Plan was amended to become a calendar year plan and to take into account certain changes in the tax code. The contributions made by the Corporation under the Benefit Restoration Plan during the fiscal year ended June 30, 1996 for Messrs. Bigger, Roy and Walsh were $14,815, $20,019 and $13,830, respectively, and for all present Plan Participants as a group were $75,153.

STOCK OPTION PLANS

     No stock options were granted during the fiscal year ending June 30, 1996 to the Chief Executive Officer or the named executive officers in the Summary Compensation Table. During fiscal year 1996, a total of 3,000 stock options were granted to employees and 60,000 to directors under the Plans.

AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

     The following table provides information relating to the exercise of stock options during the last fiscal year by the Chief Executive Officer and the other named executive officers in the Summary Compensation Table, and the number and value of exercisable and unexercisable stock options held by such officers at June 30, 1996.

                                                 NUMBER OF SECURITIES                 VALUE OF
                                                UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS AT
                         SHARES               OPTIONS AT FISCAL YEAR-END          FISCAL YEAR-END
                        ACQUIRED    VALUE    ----------------------------   ----------------------------
NAME                  ON EXERCISE  REALIZE   EXERCISABLE  UNEXERCISABLE(1)  EXERCISABLE  UNEXERCISABLE(2)
- ----                  -----------  -------   -----------  ----------------  -----------  ---------------
Jerry L. Roy(3)           -0-        -0-        86,000         -0-              -0-           -0-
Michael J. Walsh          -0-        -0-        74,000       82,000             -0-           -0-
B. Franklin Bigger        -0-        -0-        42,000       42,000             -0-           -0-
James D. Allen            -0-        -0-        12,000       18,000             -0-           -0-

- --------------------
(1) All options were granted on one of the following dates: December 21, 1992, May 3, 1993, April 20, 1994 and June 1, 1994, and vest ratably over a five-year period from the date of grant.

(2) Computed as the difference between the option exercise price and $6.375 (the closing price of the Common Stock at fiscal year-end).

(3) Mr. Roy's unexercisable options were forfeited upon his resignation on April 12, 1996 and his exercisable options were forfeited in July, 1996.

TRANSACTIONS WITH MANAGEMENT AND DIRECTORS

    Mr. Cox and Mr. Schutts, individually and as Trustee for his children, are indirect beneficiaries of two leases between Sav-On, Inc. and Sav-On Development Company (a Texas Partnership). Mr. Cox owns a 50% partnership interest and Mr. Schutts, individually and as Trustee for his children, owns a 16.67% partnership interest in Sav-On Development Company. The total rents paid on such leases for the period of July 1, 1995 through June 30, 1996 were $132,498.44. In addition, Mr. Cox, as a minority stockholder of the Berry Street Realty Company, was an indirect beneficiary of one lease with Sav-On, Inc. and of one lease with Development Association, Inc. The total rent paid on the Sav-On lease for the period of July 1, 1995 through June 30, 1996 was $63,000. The total paid on the Development Association lease during the fiscal year 1996 was $8,176.73. Management is of the opinion that rents paid for such leases were at least as favorable to the Corporation as could have been obtained with unrelated parties.

STOCK PRICE PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return over a five-year period, assuming $100 invested at June 30, 1991 in each of (i) Tandycrafts, Inc. Common Stock, (ii) the NYSE Market Value Index, an index of all companies listed on the New York Stock Exchange and (iii) a peer group consisting of 40 similarly classified retail companies based on standardized SIC codes. Total stockholder return is based on the increase in the price of the Common Stock with dividends reinvested. Total return of the SIC Code Index is weighted according to market capitalization of each company. The performance shown in the graph is not necessarily indicative of future performance.



                                1991   1992   1993  1994   1995   1996
                                ----   ----   ----  ----   ----   ----
       Tandycrafts, Inc.        $100   $133   $457  $343   $197   $162
       SIC Code Index           $100   $105   $112  $103   $101   $110
       NYSE Market Value Index  $100   $114   $129  $134   $159   $199


                             INDEPENDENT ACCOUNTANTS

    The firm of Price Waterhouse, LLP, which served as independent accountants for the fiscal year ended June 30, 1996, has been selected by the Board of Directors to continue as the Corporation's independent accountants for fiscal year 1997. Representatives are expected to be present at the meeting with an opportunity to make a statement and to respond to appropriate questions.

                              STOCKHOLDER PROPOSALS

    Proposals of stockholders intended to be presented at the 1997 Annual Meeting of Stockholders must be received by the Corporation by June 2, 1997 in order to be eligible for inclusion in the proxy statement and form of proxy of the Corporation for that meeting.

                                 OTHER BUSINESS

    As of the date of this Proxy Statement, management has no knowledge of any other business to be presented to the meeting, but if other business is properly brought before the meeting, the persons named in the Proxy will vote according to their discretion.

                              FINANCIAL STATEMENTS

   A copy of the 1996 Annual Report of the Corporation containing the audited financial statements accompanies this Proxy Statement. The Annual Report does not constitute a part of the proxy solicitation material.

    The Company will provide, without charge, to each person to whom a copy of this proxy statement is delivered, upon the written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of the annual report on Form 10-K of the Corporation. Requests should be directed to Shareholder Services, c/o Tandycrafts, Inc., 1400 Everman Parkway, Fort Worth, Texas 76140.



                                   TANDYCRAFTS, INC.





Fort Worth, Texas
September 30, 1996